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                                                                       EXHIBIT 8



                       [Letterhead of Cahill Gordon & Reindel]







                                        January 22, 1998





                                                                  (212) 701-3000
First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 4000
Chicago, Illinois  60606

Ladies and Gentlemen:

          We have acted as tax counsel to First Industrial Realty Trust, Inc. (the "Company") in connection with the Form S-3 Registration Statement filed by the Company with the Securities and Exchange Commission on December 31, 1997, as amended through the date hereof and including the documents incorporated by reference therein, and the prospectus dated December 31, 1997 (the "Registration Statement"), as amended through the date hereof.* We have been asked to provide our opinion as to certain federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the Company's qualification for taxation as a real estate investment trust (a "REIT") under the Code.


____________________
* Capitalized terms used in this letter that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

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          The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to changes that might result in modifications of our opinions.

          For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

          These opinions also are premised on certain written representations made by the Company and each partnership of which the Company (or any wholly owned subsidiary of the Company) is a member in certificates dated the date hereof (the "Certificates"). For purposes of our opinions, we have not made an independent investigation of the representations contained in the Certificates, and consequently we have relied on the representations therein that the information contained in the Certificates or otherwise furnished to us accurately describes all material facts relevant to our opinions.

          Based upon and subject to the foregoing:

          (i) We are of the opinion that, commencing with the Company's taxable year ended on December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and the Company's method of operation, as described in the Registration Statement and as set forth in the Certificates, has enabled it to meet the requirements for qualification as a REIT under the Code and, provided that the Company continues to satisfy the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary to qualify as a REIT, it will continue to so qualify; and

          (ii) We hereby confirm the legal conclusions stated as opinions in the Registration Statement under the heading "Federal Income Tax Considerations" (the "Tax Section").

          We express no opinion other than the opinions expressly set forth herein and in the Tax Section (the "Opinions"). The Opinions are not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with the Opinions. Although we

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believe that the Opinions would be sustained if challenged, there can be no assurance that this will be the case. The Opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section. In addition, any variation in the facts from those set forth in the Registration Statement, the representations contained in the Certificates or otherwise provided to us may affect the conclusions stated in the Opinions. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code, none of which will be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy the requirements for the Company to maintain its qualification as a REIT.

                                             Very truly yours,


                                             /s/ Cahill Gordon & Reindel
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